Exhibit 99.1

Eiger BioPharmaceuticals Reports First Quarter 2018 Financial Results

•	Hepatitis Delta Virus (HDV) Program Moving into Phase 3

•	Phase 2 Clinical Results Planned Across All Pipeline Programs in Second Half 2018

•	Existing Cash Runway Extends Through Mid-2019

PALO ALTO, Calif., May 11, 2018 — Eiger BioPharmaceuticals, Inc. (Nasdaq:EIGR), focused on the development and commercialization of targeted therapies for rare diseases, announced today financial results for the three months ended March 31, 2018 and provided a business update.

“The Eiger HDV program is moving into Phase 3 with a single, international, multi-center registration trial of approximately 300 HDV infected patients called D-LIVR (Delta Liver Improvement and Virologic Response in HDV),” said David Cory, President and CEO. “We plan to complete agency discussions and communicate final details of the D-LIVR study by mid-year.”

Key Achievements

Hepatitis D Virus (HDV) Program

Lonafarnib in HDV

•	Positive face-to-face FDA meeting held on February 14, 2018

•	Agreement with the FDA on a single pivotal Phase 3 study for approval

•	Sub-Analysis of Phase 2 data reveals high response rates from an All-Oral regimen of lonafarnib and ritonavir in HDV infected patients (2018 EASL)

Lambda in HDV

•	Phase 2 LIFT (Lambda InterFeron combo Therapy) study initiated at NIH

Exendin 9-39 in PBH

•	Phase 2 PREVENT (28-day) study initiated across multiple U.S. sites

Ubenimex in Lymphedema

•	Phase 2 ULTRA study enrolled (N=54) and dosing

Corporate Activity

•	Eldon Mayer III, pharma industry veteran, appointed to the Board

•	David Apelian joined Eiger as COO and Executive Medical Officer

Anticipated 2018 Milestones

•	Lonafarnib in HDV: Phase 3 program initiation

•	Lambda in HDV: Phase 2 LIMT study dosing completion

•	Exendin 9-39 in PBH: Phase 2 PREVENT study completion

•	Ubenimex in Lymphedema: Phase 2 ULTRA study completion

First Quarter 2018 Financial Results

Net loss for the first quarter of 2018 was $8.8 million, or $0.84 per share basic and diluted, compared to a net loss of $11.2 million, or $1.34 per share basic and diluted for the first quarter of 2017.

Research and development expenses for the first quarter of 2018 were $5.5 million compared to $7.5 million for the first quarter of 2017, a decrease of $2.0 million. The decrease was primarily due to a $2.0 million reduction in clinical and drug supply expenditures.

General and administrative expenses for the first quarter of 2018 were $3.0 million compared to $3.5 million for the first quarter of 2017, a decrease of $0.5 million. The decrease was primarily due to a $0.4 million decrease in stock-based compensation expense.

As of March 31, 2018, Eiger had cash, cash equivalents and short-term debt securities of $33.2 million, compared to $41.8 million at December 31, 2017.

About Eiger

Eiger is a clinical-stage biopharmaceutical company focused on the development and commercialization of targeted therapies for rare diseases. We are committed to translational innovation and the development of well-characterized drugs acting on newly identified or novel targets. Our mission is to systematically reduce the time and cost of the drug development process to more rapidly deliver important medicines to patients with rare diseases. Our lead program in Hepatitis Delta Virus (HDV) infection, is moving into Phase 3 with a single, pivotal trial planned to initiate by the end of the year. For additional information about Eiger and its clinical programs, please visit www.eigerbio.com.

Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements that involve substantial risks and uncertainties. All statements other than statements of historical facts, including statements regarding our future financial condition, timing for and outcomes of clinical results, business strategy and plans and objectives for future operations, are forward looking statements. These forward-looking statements include terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “contemplate,” “intend,” “target,” “project,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms. Forward looking statements are our current statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned clinical development, including whether the D-LIVR study will be supported by the FDA as a single, pivotal study to support registration; the timing of and our ability to initiate or enroll clinical trials, including whether our D-LIVR study can be advanced by the end of this year; our ability to make timely regulatory filings and obtain and maintain regulatory approvals for lonafarnib as a single agent or in combination, ubenimex, PEG IFN lambda, exendin 9-39 and our other product candidates; our intellectual property position; and the potential safety, efficacy, reimbursement, convenience clinical and pharmaco-economic benefits of our product candidates as well as the commercial opportunities, including potential market sizes and segments; our ability to finance the continued advancement of our development pipeline products, including our results of operations, cash available, financial condition, liquidity, prospects, growth and strategies; and the potential for success of any of our product candidates.

Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks described in the “Risk Factors” sections in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

SOURCE: Eiger BioPharmaceuticals, Inc.

Investors:

Jim Welch, Eiger BioPharmaceuticals, 650-279-9845, jwelch@eigerbio.com

Ingrid Choong, PhD, Eiger BioPharmaceuticals, 650-619-6115, ichoong@eigerbio.com

	Three Months Ended
	March 31,
	2018	2017
Operating expenses:
Research and development	$5,512	$7,464
General and administrative	2,994	3,522

Total operating expenses	8,506	10,986

Loss from operations	(8,506)	(10,986)
Interest expense	(398)	(363)
Interest income	94	110
Other expense, net	(21)	—

Net loss	$(8,831)	$(11,239)

Net loss per common share:
Basic and diluted	$(0.84)	$(1.34)

Shares used to compute net loss per common share:
Basic and diluted	10,529,350	8,360,539

Eiger BioPharmaceuticals Inc.

Selected Balance Sheets Financial Data

(in thousands)

(unaudited)

	March 31, 2018	December 31, 2017
Balance Sheet Data:
Cash, cash equivalents and investments	$33,247	$41,779
Working capital	26,362	35,222
Total assets	34,221	42,882
Total stockholders’ equity	14,731	22,522